As filed with the Securities and Exchange Commission on July 20, 2005

File No. 333-123331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ISRAEL TECHNOLOGY ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-2374143
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
incorporation or organization)	Code Number)	Identification Number)

23 Karlibach St.
Tel Aviv 67132, Israel
972-3-6247396
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Israel Frieder, Chief Executive Officer
23 Karlibach St.
Tel Aviv 67132, Israel
972-3-6247396
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

David Alan Miller, Esq.	Richard H. Gilden, Esq.
Graubard Miller	Kramer Levin Naftalis & Frankel LLP
600 Third Avenue	1177 Avenue of the Americas
New York, New York 10016	New York, New York 10036
(212) 818-8800	(212) 715-9100
(212) 818-8881 – Facsimile	(212) 715-8000 – Facsimile

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |  |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |  |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |  |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

This post-effective amendment is being filed solely for the purpose of filing an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*
1.2	Form of Selected Dealers Agreement.*
3.1	Amended & Restated Certificate of Incorporation.*
3.2	By-laws.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Graubard Miller.*
10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Israel Frieder.*
10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and the Glen Shear.*
10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Dael Schnider.*
10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Victor Halpert.*
10.5	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.6	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.*
10.7	Form of Letter Agreement between A.F. Services Ltd. and Registrant regarding administrative support.*
10.8	Form of Promissory Note, dated February 28, 2005, issued to each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert.*
10.9	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.*
10.10	Form of Warrant Purchase Agreements among each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert and EarlyBirdCapital, Inc.*
10.11	Letter agreement, dated July 13, 2005, from each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert to the Registrant.
23.1	Consent of Marcum & Kleigman LLP.*
23.2	Consent of Graubard Miller (included in Exhibit 5.1).*
24	Power of Attorney (included on signature page of this Registration Statement).*

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of July, 2005.

ISRAEL TECHNOLOGY ACQUISITION CORP.

By:	/s/ Israel Frieder

Israel Frieder Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Israel Frieder	Chairman of the Board and Chief	July 20, 2005
Executive Officer (Principal executive officer)
Israel Frieder

/s/ Glen Shear*	Chief Financial Officer (Principal	July 20, 2005
financial and accounting officer),
Glen Shear	Secretary and Director

/s/ Dael Schnider*	Executive Vice President and Director	July 20, 2005

Dael Schnider

/s/Victor Halpert*	Director	July 20, 2005

Victor Halpert

* By Israel Frider, Power of Attorney

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